DENMARK BANCSHARES, INC.
EXHIBIT (23.1)
CONSENT OF WILLIAMS, YOUNG & ASSOCIATES


Williams, Young & Associates, LLC
2901 West Beltline Highway
P.O. Box 8700
Madison, WI  53708
1-608-274-8085



INDEPENDENT AUDITORS' CONSENT


Shareholders and Board of Directors
Denmark Bancshares, inc.

We consent to the inclusion of our report dated February 14, 1997, relating to the consolidated statements of financial condition of Denmark Bancshares, Inc. and subsidiaries as of December 31, 1996, December 31, 1995 and December 31, 1994, and the related consolidated statements of income, shareholders' equity and cash flows and the related schedules for each of the three years in the three year period ended December 31, 1996 in the Form 10-KSB of Denmark Bancshares, Inc. for the fiscal year ended December 31, 1996 and to the use of our name in such form.

WILLIAMS, YOUNG & ASSOCIATES, LLC

(signature of Williams, Young & Associates, LLC)

Madison, Wisconsin
March 15, 1997